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EXHIBIT 10.60

THIRD AMENDED AND RESTATED CONSOLIDATED
MULTIPLE ADVANCE NON-REVOLVING NOTE

        FOR VALUE RECEIVED, Bionutrics, Inc., a Nevada corporation ("Borrower"), hereby promises to pay to the order of William McCormick, as agent ("Agent"), for the ratable, or as otherwise agreed upon herein, benefit of HealthSTAR Holdings, LLC ("Holdings"), Ropart Investments, LLC, Xiagen Ltd., Ronald H. Lane, William McCormick, Fred Rentschler, William J. Ritger, Healthstar Communications, Inc. ("HCI"), and any other party who signs this Note as a lender (Holdings, HCI and the other lenders are collectively referred to herein as the "Lenders" and the Lenders excluding HCI are referred to herein as the "Other Lenders"), at the office of Agent located at c/o Inverness, 660 Steamboat Road, Greenwich, Connecticut 06830 or at such other place as Agent may designate, on June 1, 2002, or earlier as required herein (the "Maturity Date"), the sum of One Million Five Hundred Sixty Thousand Dollars ($1,560,000) or such lesser sum as from time to time shall be outstanding hereunder, as reflected in the books and records of Agent, such sum to include the Accreted Interest (defined below), and, to the extent applicable, shall pay the Default Interest Rate specified below, in accordance with the following terms and conditions:

        1.    Background.

          (a)  Pursuant to Amendment No. 2 of even date herewith to Amendment No. 1 to the Amended and Restated Loan and Stock Pledge Agreement dated April 9, 2002 executed by Borrower, Lenders and Agent (as amended, the "Loan Agreement"), Lenders have agreed at their discretion to make a multiple advance loan to Borrower in an amount not to exceed One Million Three Hundred Thousand Dollars ($1,300,000) (the "Loan") of which One Million Fifty Four Thousand Five Hundred Dollars ($1,054,500) has been advanced as of the date hereof, with Holdings' commitment limited to Four Hundred Twenty-one Thousand Five Hundred Dollars ($421,500) of the Loan amount, all of which has been advanced as of the date hereof, and with HCI's commitment limited to Two Hundred Fifty Thousand Dollars ($250,000) (herein referred to as the "Senior Loan") of which Fifty Thousand Dollars ($50,000) previously has been advanced and Two Hundred Thousand Dollars ($200,000) will be advanced immediately following the execution hereof by all parties. All of the Loans advanced or to be advanced by the Other Lenders are collectively referred to herein as the "Subordinated Loans."

          (b)  This Third Amended and Restated Consolidated Multiple Advance Non-Revolving Note (this "Note") replaces the Second Amended and Restated Consolidated Multiple Advance Non-Revolving Note dated April 9, 2002 (the "April 2002 Note"), as well as the Amended and Restated Consolidated Multiple Advance Non-Revolving Note dated October 26 2001 (the "October 2001 Note"), which consolidated the unpaid principal balance of (i) that certain promissory note dated September 7, 2001 in the original principal amount of Four Hundred thousand Dollars ($400,000) with unpaid principal balance of One Hundred Fifty Thousand Dollars ($150,000) executed by Borrower in favor of Pharmaceutical Marketing Brands, Inc. and assigned to Holdings and (ii) that certain multiple advance non-revolving note dated June 20, 2001 executed by Borrower in favor of Ropart Investments, LLC, Xiagen Ltd., Ronald H. Lane, William McCormick, Fred Rentschler, and William J. Ritger with unpaid principal balance of Four Hundred Thirty-Three Thousand Dollars ($433,000) (collectively, the "Original Notes").

          (c)  The April 2002 Note replaced the October 2001 Note. The October 2001 Note replaced the Original Notes. This Note shall fully supercede the provisions of the Original Notes, the October 2001 Note and the April 2002 Note but does not constitute an accord and satisfaction, a novation or other extinguishments of the obligations of Borrower under the Original Notes, the October 2001 Note and the April 2002 Note.

          (d)  This Note is executed pursuant to the Loan Agreement.

          (e)  Borrower's obligations under the Loan are secured by the collateral described in the Loan Agreement and by that certain Amended and Restated Security Agreement of even date herewith by and between Borrower, Agent, and Lenders. The Loan Agreement and the Amended and Restated Security Agreement are collectively referred to herein as the "Loan Documents."

          (f)    The Loan Agreement contains additional terms relating to the Loan.

        2.    Contracted For Rate of Interest.    The contracted for rate of interest of the indebtedness evidenced hereby, without limitation, shall consist of the following:

          (a)  The Accreted Interest, which shall be equal to the original issue discount between the date of issuance and the date of payment based on the advances made under this Note from time to time outstanding such that the Accreted Interest shall be equal to $260,000 if the full $1,300,000 is advanced pursuant to the Loan;

          (b)  The Default Interest Rate (as hereinafter defined), as from time to time in effect, calculated daily on the basis of actual days elapsed over a 365-day year, applied to the principal balance from time to time outstanding hereunder; and

          (c)  All Additional Sums (as hereinafter defined), if any.

Borrower agrees to pay an effective contracted for rate of interest which is the sum of the Accreted Interest referred to in subsection 2(a) above, plus any additional rate of interest resulting from the application of the Default Interest Rate referred to in subsection 2(b) above, and the Additional Sums, if any, referred to in subsection 2(c) above.

        3.    Default Interest Rate.    The Default Interest Rate shall be a per annum rate equal to 25% of the unpaid principal balance. The principal balance outstanding hereunder from time to time shall bear interest at the Default Interest Rate from the date of the occurrence of an Event of Default (as hereinafter defined) until the earlier of: (a) the date on which the principal balance outstanding hereunder, together with all Accreted Interest and other amounts payable hereunder, are paid in full; or (b) the date on which such Event of Default is timely cured in a manner satisfactory to Agent. The Default Interest Rate shall be payable on the fifth (5th) day of each month.

        4.    Principal Balance.    The principal balance outstanding hereunder at any time shall be the total amount of advances made hereunder by Lenders less the total amount of payments of principal hereon as reflected in the books and records of Agent with respect to the indebtedness evidenced hereby.

        5.    Aggregate of Advances.    Borrower and Lenders contemplate a series of discretionary advances from time to time hereunder, even if the principal balance outstanding hereunder has previously been reduced to zero; provided, however, such advances in the aggregate shall not exceed the principal amount first set forth above. Lenders shall at their discretion make any advance requested by Borrower in accordance with this Note as long as no Event of Default exists on the date of such request. Such advances shall be on a nonrevolving basis and any reduction in the principal balance outstanding hereunder shall not entitle Borrower to any additional advance to the extent such additional advance in the aggregate with all prior advances hereunder would exceed the principal amount first set forth above.

        6.    Requests for Advances and Disbursement of Advances.    When Borrower desires an advance under the Loan, Borrower shall make a written request to Agent for such an advance. Such request shall specify the amount of the advance and the date of disbursement. Agent shall immediately communicate Borrower's request to each of the Lenders and Lenders shall at their discretion make available to the Agent the appropriate amount of funds to satisfy the disbursement request of Borrower. Agent shall remit the appropriate amounts to Borrower on the date requested by Borrower. Lenders shall agree among themselves as to the amount to be advanced by each.

        7.    Payment.    This Note shall be payable in full on the earlier of (i) January 10, 2003; (ii) the funding of any loan or loans in cumulative amounts in excess of one million dollars; or (iii) the issuance by the Borrower of any common stock or preferred stock in cumulative amounts in excess of one million dollars (iv) the consummation of any corporate transaction including, but not limited to, the sale of any assets, or the sale of the assets or stock of its subsidiary, InCon Technologies, Inc. for an amount equal to at least two million dollars. Payments received by Agent with respect to the indebtedness evidenced hereby shall be applied in such order and manner as Agent in his sole and absolute discretion may elect. Payments hereunder shall be made at the address for Agent first set forth above, or at such other address as Agent may specify to Borrower in writing.

        8.    Prepayments.    Payments may be made at any time, or from time to time, in whole or in part, without penalty, together with all previously matured Accreted Interest and other charges accrued to the date of prepayment. Notwithstanding any prepayment hereof: (a) there will be no change in the due date or amount of scheduled payments due hereunder unless Lenders unanimously agree in writing to such change; and (b) Borrower's obligations hereunder shall continue in effect and this Note shall remain outstanding, unless and until (i) the principal balance outstanding hereunder, together with all Accreted Interest and other amounts payable hereunder or in any of the Loan Documents, are paid in full, and (ii) thereafter, upon Borrower's request, Agent delivers to Borrower the original executed copy of this Note marked "cancelled."

        9.    Events of Default; Acceleration.    The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder, and upon such Event of Default, the entire principal balance outstanding hereunder, together with all Accreted Interest and other amounts payable hereunder, at the election of Agent, shall become immediately due and payable, without any notice to Borrower:

          (a)  Nonpayment of principal, interest or any other amounts when the same shall become due and payable hereunder;

          (b)  The failure of Borrower to comply with any provision of this Note, the Loan Agreement or any of the other documents executed in connection with the transaction contemplated by the Loan Documents; or

          (c)  The appointment of (or application for appointment of) a receiver of Borrower or any other person or entity who is or may become liable hereunder, or the involuntary filing against or voluntary filing by Borrower, or any other person or entity who is or may become liable hereunder, of a petition or application for relief under federal bankruptcy law or any similar state or federal law, or the issuance of any writ of garnishment, execution or attachment for service with respect to Borrower or any person or entity who is or may become liable hereunder, or any property of Borrower or property of any person or entity who is or may become liable hereunder.

        10.    Additional Sums.    All fees, charges, goods, things in action or any other sums or things of value, other than the interest resulting from the Accreted Interest and the Default Interest Rate, as applicable, paid or payable by Borrower (collectively, the "Additional Sums"), whether pursuant to this Note, the Loan Documents or any other document or instrument in any way pertaining to this lending transaction, or otherwise with respect to this lending transaction, that, under the laws of the State of Arizona, may be deemed to be interest with respect to this lending transaction, for the purpose of any laws of the State of Arizona that may limit the maximum amount of interest to be charged with respect to this lending transaction, shall be payable by Borrower as, and shall be deemed to be, additional interest, and for such purposes only, the agreed upon and "contracted for rate of interest" of this lending transaction shall be deemed to be increased by the rate of interest resulting from the Additional Sums. Borrower understands and believes that this lending transaction complies with the usury laws of the State of Arizona; however, if any interest or other charges in connection with this lending transaction are ever determined to exceed the maximum amount permitted by law, then

Borrower agrees that: (a) the amount of interest or charges payable pursuant to this lending transaction shall be reduced to the maximum amount permitted by law; and (b) any excess amount previously collected from Borrower in connection with this lending transaction that exceeded the maximum amount permitted by law, will be credited against the principal balance then outstanding hereunder. If the outstanding principal balance hereunder has been paid in full, the excess amount paid will be refunded to Borrower.

        11.    Conversion of Note.

          (a)    Conversion Price.    At any time prior to the close of business on the business day immediately prior to the Maturity Date, this Note is convertible in whole, but not in part, at the option of the Lenders, into shares of the Borrower's common stock, par value $.001 per share (the "Common Stock") at the rate of One Dollar and Zero Cents ($1.00) per share (the "Conversion Price"), subject to adjustment as provided in Section 11(b) or 11(c) hereof. Notwithstanding the foregoing, Borrower shall not be required to issue fractional shares of Common Stock or other capital stock upon conversion of this Note and, in lieu thereof, shall pay a cash adjustment based upon the then fair market value of the Common Stock based on the average closing price on the OTC Bulletin Board for the five trading days preceding the last business day immediately prior to the date of conversion.

          (b)    Adjustment Based Upon Combination of Shares or Recapitalization.    The Conversion Price shall be adjusted in the event that Borrower shall at any time (i) pay a dividend or make a distribution on Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding Common Stock into a greater number of shares, or (iii) combine its outstanding shares of Common Stock into a smaller number of shares. Upon the occurrence of any of the foregoing events, the Conversion Price shall be adjusted so that the Lenders, upon surrender of this Note for conversion, shall be entitled to receive the number of shares of Common Stock or other capital stock of the Borrower that the Lenders would have owned or have been entitled to receive after the happening of any of the events described above had this Note been converted immediately prior to the happening of such event.

          (c)    Adjustment Based Upon Merger or Consolidation.    In case of any consolidation or merger to which the Borrower is a party (other than a merger in which the Borrower is the entity surviving such merger and which does not result in any reclassification of or change in the outstanding Common Stock of the Borrower), or in case of any sale or conveyance to another person, firm, or corporation of the property of Borrower as an entirety or substantially as an entirety, the Lenders shall have the right to convert this Note into the kind and amount of securities and property (including cash) receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such Note might have been converted immediately prior thereto.

          (d)    Exercise of Conversion Privilege.    The conversion privilege provided for herein shall be exercisable by the Lenders by written notice to the Borrower or its successor and the surrender of this Note in exchange for the number of shares of Common Stock (or other securities and property, including cash, in the event of an adjustment of the Conversion Price pursuant to Section 11(b) or 11(c) hereof) into which this Note is convertible based upon the Conversion Price, as adjusted. All conversion rights will expire at the close of business on the business day immediately prior to the Maturity Date.

        12.    Subordination.    Notwithstanding any other provision herein to the contrary, the Borrower, Lenders and Agent agree as follows:

          (a)  The Subordinated Loans hereby are expressly subordinated in right of payment, delivery and issuance and in right of remedies and action to the prior performance and satisfaction and irrevocable and indefeasible payment in full in cash of the Senior Loan and to HCI's right to take all actions and to pursue all remedies under this Note and the other Loan Documents, at law, in equity and otherwise as provided herein. In furtherance of the foregoing, the Other Lenders hereby subordinates all of their claims, rights and interest in and to the Senior Loan and agree not to accept any payment of any Subordinated Loan or any security therefor, in each case to the extent of the subordination and other provisions to the benefit of HCI in this Note and the other Loan Documents.

          (b)  The Borrower covenants and agrees not to make, and each Other Lender covenants not to receive or collect, or permit to be received or collected, directly or indirectly from the Borrower, any amount in connection with a Subordinated Loan until the prior performance and satisfaction and irrevocable and indefeasible payment in full in cash of the Senior Loan.

          (c)  Each Other Lender agrees that it shall not take any action, including, without limitation, any "Enforcement Action," with respect to any of the Subordinated Loans until irrevocable and indefeasible payment in full in cash and full performance and satisfaction of the Senior Loan. For purposes hereof, an "Enforcement Action" shall mean any action, whether legal, equitable, judicial, non-judicial or otherwise, to collect or receive any payment on any Subordinated Loan or to enforce or realize upon any lien, security interest, encumbrance, claim, right or other interest or arrangement now or in the future existing, including, without limitation, any repossession, foreclosure, public sale, private sale, collection, receipt, obtaining of a receiver or retention of all or any part of the Subordinated Loans.

          (d)  If the Borrower shall make any payment, delivery or issuance with respect to any Subordinated Loan to any Other Lender or any Other Lender shall receive or collect any such payment, delivery or issuance or shall take any action or remedy, including, without limitation, any Enforcement Action, while any principal, interest or other amounts are due and owing with regard to the Senior Loan, then (i) such payment, delivery or issuance shall be deemed to be the property of, segregated, received and held in trust for the benefit of HCI, and shall be immediately paid over and delivered forthwith to HCI, and (ii) such action or remedy shall be null and void and of no force or effect.

          (e)  The subordinations and priorities specified in this Note and the other Loan Documents are applicable irrespective of (i) the time or order of attachment, creation, making or perfection of any liens, security interests, encumbrances or charges, now or hereafter existing, of or for the benefit of any Other Lender or of HCI; (ii) the time or order of filing of financing statements, (iii) the acquisition of purchase money or other security interests, (iv) the time of giving or failure to give notice of the acquisition or expected acquisition of purchase money or other security interests; or (v) the time or order of creation, making, payment or incurring of the Senior Loan or execution of the Loan Documents. The subordinations and priorities specified herein are not conditioned upon the nonavoidability or perfection of HCI's security interest in the Collateral or any part thereof under the bankruptcy code or other insolvency laws or any other applicable law. No Other Lender shall be subrogated to the rights of HCI to receive payments and distributions of assets of the Borrower applicable to the Senior Loan.

          (f)    Each Other Lender and the Borrower each hereby agrees to take or cause to be taken such further actions, to obtain such consents and approvals and to duly execute, deliver and file or cause to be executed, delivered and filed such further agreements, assignments, instructions, documents and instruments as may be necessary or as may be reasonably requested by HCI in order to fully effectuate the purposes, terms and conditions of this Note and the other Loan Documents and the consummation of the transactions contemplated hereby, whether before, at or after the performance of the transactions contemplated hereby or the occurrence of an Event of Default.

        13.    No Other Liens.    Borrower represents and warrants that it shall not grant, nor attempt to grant, any lien, security interest, encumbrance, charge, claim, right or other interest or arrangement which is superior in priority or has greater rights or remedies than the Loan. Should the Borrower borrow any loan or advance after the date hereof from any party (other than from one or more of the Lenders), Borrower shall provide the Lenders, in form satisfactory to the Agent and HCI, with a written subordination agreement executed by any subsequent lender, which shall expressly subordinate any future loan or advance to the Loan.

        14.    Waivers.    Except as set forth in this Note or the Loan Documents, to the extent permitted by applicable law, Borrower, and each person who is or may become liable hereunder, severally waive and agree not to assert: (a) any homestead or exemption rights; (b) demand, diligence, grace, presentment for payment, protest, notice of nonpayment, nonperformance, extension, dishonor, maturity, protest and default; and (c) recourse to guaranty or suretyship defenses (including, without limitation, the right to require Lenders to bring an action on this Note). Lenders may, if they unanimously agree, extend the time for payment of or renew this Note, release collateral as security for the indebtedness evidenced hereby, or release any party from liability hereunder, and any such extension, renewal, release or other indulgence shall not alter or diminish the liability of Borrower or any other person or entity who is or may become liable on this Note except to the extent expressly set forth in a writing evidencing or constituting such extension, renewal, release or other indulgence.

        15.    Collection Costs and Expenses.    Borrower agrees to pay all costs of collection, including, without limitation, attorneys' fees, whether or not suit is filed, and all costs of suit and preparation for suit (whether at trial or appellate level), in the event any payment of principal, interest or other amount under the Loan is not paid when due, or in the event it becomes necessary to protect the Pledged Collateral (as defined in the Loan Agreement), or to exercise any other right or remedy under this Note, the Loan Agreement or in the Loan Documents, or in the event Agent or Lenders are made parties to any litigation because of the existence of this Note, the Loan Agreement or the other Loan Documents or if at any time Lenders should incur any attorneys' fees in any proceeding under any federal bankruptcy law (or any similar state or federal law) in connection with this Note, the Loan Agreement or the other Loan Documents. In the event of any court proceeding, attorneys' fees shall be set by the court and not by the jury and shall be included in any judgment obtained by Agent or Lenders, as applicable.

        16.    No Waiver by Lenders.    No delay or failure of Lenders in exercising any right hereunder shall affect such right, nor shall any single or partial exercise of any right preclude further exercise thereof.

        17.    Governing Law.    This Note shall be governed by and construed and interpreted in accordance with the laws of the State of Arizona, notwithstanding any Arizona or other conflict-of-laws provision to the contrary.

        18.    Jurisdiction and Venue.    Borrower, Agent, and Lenders hereby expressly agree that in the event any actions or other legal proceedings are initiated by or against Borrower, Agent or Lenders involving any alleged breach or failure by any party to pay, perform or observe any sums, obligations or covenants to be paid, performed or observed by it under this Note, the Loan Agreement or the other Loan Documents, or involving any other claims or allegations arising out of the transactions evidenced or contemplated by this Note, the Loan Agreement or the other Loan Documents, regardless of whether such actions or proceedings shall be for damages, specific performance or declaratory relief or otherwise, such actions shall be brought in Maricopa County, Arizona, or Middlesex County, New Jersey and Borrower, Agent, and Lenders hereby submit to the jurisdiction of the State of Arizona or New Jersey for such purposes and agree that the venue of such actions or proceedings shall properly lie in Maricopa County, Arizona or Middlesex County, New Jersey

        19.    Amendments.    No amendment, modification, change, waiver, release or discharge hereof and hereunder shall be effective unless evidenced by an instrument in writing and signed by the party against whom enforcement is sought.

        20.    Provisions Severable.    The provisions of this Note are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. Further, if a court of competent jurisdiction determines that any provision of this Note is invalid or unenforceable as written, the court may interpret, construe, rewrite or revise such provision, to the fullest extent allowed by law, so as to make it valid and enforceable consistent with the intent of the parties.

        21.    Binding Nature.    The provisions of this Note shall be binding upon Borrower and the heirs, personal representatives, successors and assigns of Borrower, and shall inure to the benefit of Lenders and any subsequent holder of all or any portion of this Note, and their respective successors and assigns.

        22.    Notice.    Any notice or other communication with respect to this Note shall: (a) be in writing; (b) be effective on the day of hand-delivery thereof to the party to whom directed, one day following the day of deposit thereof with delivery charges prepaid with a national overnight delivery service, or two days following the day of deposit thereof with postage prepaid with the United States Postal Service, by regular first class, certified or registered mail; (c) if directed to Agent, be addressed to Agent at the address of Agent first set forth above or to such other address as Agent shall have specified by like notice; (d) if directed to Borrower, be addressed to Borrower at the address for Borrower set forth below Borrower's name, or to such other address as Borrower shall have specified by like notice; and (e) if directed to one of Lenders, be addressed to Lender at the address for that Lender set forth below Lender's name, or to such other address as Lender shall have specified by like notice.

        23.    Section Headings.    The section headings set forth in this Note are for convenience only and shall not have substantive meaning hereunder or be deemed part of this Note.

        24.    Construction.    This Note shall be construed as a whole in accordance with its fair meaning and without regard to or taking into account any presumption or other rule of law requiring construction against the party preparing this Note.

        IN WITNESS WHEREOF, Borrower has executed this Note as of the 10th day of July, 2002.

"Borrower"
BIONUTRICS, INC., a Nevada corporation
By:	/s/ RONALD H. LANE
Name:	Ronald H. Lane
Title:	President
Address of Borrower: 2425 East Camelback Road, Suite 650 Phoenix, AZ 85016 Attention: Ronald H. Lane

"Agent"
William McCormick
/s/ WILLIAM MCCORMICK
Address of Agent: c/o Inverness 660 Steamboat Road Greenwich, CT 06830

ACKNOWLEDGEMENT OF LENDERS

        The Lenders hereby agree to be bound by the terms of this Note.

"Lenders"
HEALTHSTAR HOLDINGS LLC, as a Lender
By:	/s/ JERRY BRAGER
Name:	Jerry Brager
Title:	Managing Member
Address of HealthSTAR Holdings LLC: 100 Woodbridge Center Drive, Suite 202 Woodbridge, NJ 07095
William McCormick, as a Lender
/s/ WILLIAM MCCORMICK
Address of William McCormick: c/o Inverness 660 Steamboat Road Greenwich, CT 06830
Xiagen Ltd., as a Lender
By:	/s/ WILLIAM M. MCCORMICK
Name:	William M. McCormick
Title:	President/Chairman
Address of Xiagen Ltd.: c/o Inverness 660 Steamboat Road Greenwich, CT 06830

Ropart Investments, LLC, as a Lender
By:	/s/ TODD A. GOERGEN
Name:	Todd A. Goergen
Title:	Managing Member
Address of Ropart Investments LLC: One East Weaver Street Greenwich, CT 06831
Frederick B. Rentschler, as a Lender
/s/ FREDERICK B. RENTSCHLER
Address of Frederick B. Rentschler: P.O. Box 4710 Cave Creek, AZ 85327
Ronald H. Lane, as a Lender
/s/ RONALD H. LANE
Address of Ronald H. Lane: 2425 East Camelback Road Suite 650 Phoenix, AZ 85016
William J. Ritger, as a Lender
/s/ WILLIAM J. RITGER
Address of William J. Ritger 623 Ocean Ave. Sea Girt, NJ 07650
HEALTHSTAR COMMUNICATIONS, INC, as a Lender
By:	/s/ JERRY BRAGER
Name:	Jerry Brager
Title:	Chairman/CEO
Address of HealthSTAR Communications, Inc.: 100 Woodbridge Center Drive, Suite 202 Woodbridge, NJ 07095

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THIRD AMENDED AND RESTATED CONSOLIDATED MULTIPLE ADVANCE NON-REVOLVING NOTE
ACKNOWLEDGEMENT OF LENDERS